Exhibit 99.1

ICHOR ANNOUNCES ACQUISITION OF CAL-WELD, INC.

Cal-Weld is a leader in metal component manufacturing; acquisition is expected to be immediately accretive to Ichor’s operating model and non-GAAP adjusted diluted EPS

FREMONT, Calif. – July 27, 2017 — (BUSINESS WIRE) — Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced that its wholly-owned subsidiary, Ichor Holdings, LLC, has entered into a stock purchase agreement for the acquisition of Cal-Weld, Inc., a leader in the design and fabrication of precision high purity and industrial components, sub-systems and systems, for $50 million, subject to customary adjustments. Ichor is financing the acquisition with approximately $20 million of cash on hand and $30 million of incremental borrowing pursuant to an amendment to Ichor’s current loan facility. The acquisition signed and closed on July 27, 2017.

The acquisition is projected to be immediately accretive to Ichor’s non-GAAP adjusted diluted earnings per share for the third quarter of fiscal year 2017, generating between $0.07 and $0.10 of non-GAAP adjusted EPS in the last two months of the quarter, during which Ichor will own Cal-Weld.

“This transaction expands our capacity and capabilities in the crucial area of component manufacturing for Gas Delivery tools in semiconductor manufacturing,” said Tom Rohrs, Chairman and Chief Executive Officer of Ichor. “Not only does Cal-Weld have state-of-the-art facilities in Fremont, California and Tualatin, Oregon, it has an experienced and skilled workforce with a proven track record of providing complex parts to a highly technical customer base,” Mr. Rohrs continued.

Cal-Weld fits Ichor’s acquisition strategy, specifically:

•	The acquisition is projected to be accretive to Ichor’s operating model, adding upwards of 60 basis points to gross margin for the partial period of ownership in the third quarter of 2017 and 70 to 90 basis points to gross margin over a full year of ownership, as adjusted after eliminating the impact of purchase accounting adjustments.

•	On an annual basis based on current industry activity levels, Cal-Weld is expected to generate between $65 million and $80 million of revenue and $0.29 to $0.39 of non-GAAP adjusted EPS.

•	Cal-Weld supports key semiconductor tools such as deposition and etch.

•	Cal-Weld is a leader in metal component manufacturing, a strategic business for Ichor.

•	The addition of Cal-Weld is expected to favorably impact Ichor’s market share.

The incremental borrowing was arranged by Bank of America and SunTrust. The loan facility amendment provides for a $20 million increase in the term loan facility, a $20 million increase in borrowing capacity under the revolving credit facility and a reduction in the borrowing rate. Total interest costs are not expected to change materially with this incremental borrowing.

Ichor management will discuss the Cal-Weld acquisition during its previously announced earnings call for the second quarter of fiscal year 2017 at 1:30 Pacific time on August 10, 2017.

About Ichor Holdings

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. For more information, please visit Ichor’s website at: www.ichorsystems.com.

Safe Harbor Statement

This press release contains forward-looking statements that may state Ichor’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “project,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although Ichor believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to: (1) the integration of Cal-Weld with Ichor, including the ability to retain customers, suppliers and key employees, (2) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (3) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (4) negotiating leverage held by our customers, (5) competitiveness and rapid evolution of the industries in which we participate, (6) risks associated with weakness in the global economy and geopolitical instability, (7) keeping pace with developments in the industries we serve and with technological innovation generally, (8) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (9) managing our manufacturing and procurement process effectively, (10) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, and (11) dependence on a limited number of suppliers. Additional information concerning these and other factors can be found in Ichor’s filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of Ichor’s Annual Report on Form 10-K. Any forward looking information presented herein is made only as of the date of this press release, and Ichor does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contact:

Maurice Carson, 510-897-5200

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.